EXHIBIT 2

To Her Honour,

The Honourable Myra A. Freeman
Lieutenant Governor or Nova Scotia

May It Please Your Honour -

The undersigned has the honour to submit the Public Accounts of the Province of Nova Scotia for the fiscal year ended March 31, 2003.

Peter G. Christie
Minister of Finance

Office of the Minister
Halifax, Nova Scotia

Province of Nova Scotia - Public Accounts	2

The Honourable Peter G. Christie
Minister of Finance
Halifax, Nova Scotia

Sir:

In accordance with Section 9(1) of the Provincial Finance Act, I have the Honour to submit the Public Accounts of the Province of Nova Scotia for the Fiscal year ended March 31, 2003.

Respectfully submitted,

Howard Windsor
Deputy Minister of Finance

Office of the Deputy Minister
Halifax, Nova Scotia

Province of Nova Scotia - Public Accounts	3

Province of Nova Scotia

Table of Contents
Public Accounts - Volume 1
for the fiscal year ended March 31, 2003

Province of Nova Scotia - Public Accounts	4

Province of Nova Scotia

Statement of Responsibility for the
Consolidated Financial Statements of the
Province of Nova Scotia

Responsibility for the integrity and objectivity of the consolidated financial statements of the Province of Nova Scotia rests with the government. These financial statements are prepared by the Controller in accordance with the government’s stated accounting policies

The stated accounting policies reflect the accounting principles recommended by the Public Sector Accounting Board of the Canadian Institute of Chartered Accountants (CICA), supplemented where appropriate by other CICA accounting standards or pronouncements.

The consolidated financial statements include a Statement of Financial Position, a Statement of Operations, a Statement of Net Direct Debt, and a Statement of Cash Flow. They present fairly, in all material respects, the financial position and the results of operations for the year ended.

The government is responsible for maintaining a system of internal accounting and administrative controls in order to provide reasonable assurance that transactions are appropriately authorized, assets are safeguarded and financial records are properly maintained.

The Auditor General of Nova Scotia provides an independent opinion on the consolidated financial statements prepared by the government.

Province of Nova Scotia - Public Accounts	5

Office of the Auditor General

AUDITOR’S REPORT

To the Members of the Legislative
Assembly of Nova Scotia

I have audited the consolidated statement of financial position of the Province of Nova Scotia as at March 31, 2003 and the consolidated statements of operations, change in net direct debt and cash flow for the year then ended. These statements are the responsibility of the Government of Nova Scotia, represented by the Minister of Finance. My responsibility is to express an opinion on these financial statements based on my audit.

I conducted my audit in accordance with Canadian generally accepted auditing standards. Those standards require that I plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In my opinion, these financial statements present fairly, in all material respects, the financial position of the Province of Nova Scotia as at March 31, 2003 and the results of its operations, changes in net direct debt and cash flows for the year then ended in accordance with Canadian generally accepted accounting principles for the public sector.

E. Roy Salmon, FCA
Auditor General

Halifax, Nova Scotia
July 15, 2003

Province of Nova Scotia - Public Accounts	6

Statement 1

Consolidated Statement of Financial Position
as at March 31, 2003
($ thousands)

	2003	2002
		(as restated)
Financial Assets
Cash and Short-term Investments (Note 4)	$266,113	$1,278,321
Accounts Receivable and Advances	457,497	467,006
Inventories for Resale	1,327	1,154
Loans Receivable (Schedule 3)	901,763	877,041
Investments (Schedule 3)	34,002	42,292
Investment in Discontinued Government Business Enterprises (Schedule 4)	1,543	863

	1,662,245	2,666,677

Liabilities
Bank Advances and Short-term Borrowings	395,701	223,712
Accounts Payable and Accrued Liabilities	1,009,156	1,023,540
Deferred Revenue	68,213	61,290
Accrued Interest	252,211	275,409
Unmatured Debt of Governmental Units (Schedule 5)	11,198,280	12,211,270
Unamortized Foreign Exchange Translation Losses and Discounts	(403,908)	(521,698)
Pension, Retirement and Other Obligations (Note 6)	1,326,960	1,492,093
Deficiency in Government Business Enterprises (Schedule 4)	21,474	29,027

	13,868,087	14,794,643

Net Direct Debt	(12,205,842)	(12,127,966)

Non-Financial Assets
Tangible Capital Assets (Schedule 7)	2,920,036	2,810,659
Inventories of Supplies	15,699	15,440
Prepaid Expenses	8,759	8,913

	2,944,494	2,835,012

Accumulated Deficits	$(9,261,348)	$(9,292,954)

Trust Funds under Administration (Note 7)	$6,804,434	$7,411,226

Accounting Changes (Note 2)
Contingencies and Commitments (Note 12)
Subsequent Events (Note 13)
Comparative Figures (Note 14)

The accompanying notes and schedules are an integral part of these Financial Statements.

Province of Nova Scotia - Public Accounts	7

Statement 2

Consolidated Statement of Operations
for the fiscal year ended March 31, 2003
($ thousands)

	2003	2002
	Actual	Actual
		(as restated)
Revenue (Schedule 1)
Provincial Sources	$3,152,548	$2,898,192
Federal Sources	1,785,190	1,935,794
Prior Years’ Adjustments - Federal/Provincial Fiscal Arrangements	(21,909)	130,174
Federal Tax Collection Agreement Error (Note 8)	35,000	(35,000)
Other	523,713	521,482
Sinking Fund and Public Debt Retirement Fund Earnings	198,454	192,293

Total Revenue	5,672,996	5,642,935

Expenses (Schedule 2)
Agriculture and Fisheries	41,440	43,955
Community Services	684,795	654,019
Economic Development	72,675	87,545
Education	1,181,385	1,124,209
Assistance to Universities	206,762	201,732
Environment and Labour	62,162	56,077
Finance	13,685	13,018
Health	2,168,212	2,079,357
Justice	89,333	87,665
Natural Resources	58,781	56,262
Public Service	80,682	77,107
Service Nova Scotia and Municipal Relations	98,048	88,631
Tourism and Culture	41,954	41,956
Transportation and Public Works	253,442	234,289
Restructuring Costs	(1,359)	65,396
Pension Valuation Adjustment	(152,318)	(244,804)
Loss on Disposal of Crown Assets	1,388	4,938
Debt Servicing Costs (Note 10)	1,079,624	1,198,251

Total Net Expenses	5,980,691	5,869,603

Deficit from Governmental Units, on an Expense Basis	(307,695)	(226,668)
Net Income from Government Business Enterprises (Schedule 4)	338,399	308,898

Surplus before Unusual Item, on an Expense Basis	30,704	82,230

Unusual Items (Note 3)	902	30,992

Provincial Surplus, on an Expense Basis	31,606	113,222
Accumulated Deficits, Beginning of Year:
As Previously Reported	(8,750,392)	(8,696,164)
Accounting Changes (Note 2)	(542,562)	(710,012)

As Restated	(9,292,954)	(9,406,176)
Accumulated Deficits, End of Year	$(9,261,348)	$(9,292,954)

The accompanying notes and schedules are an integral part of these Financial Statements.

Province of Nova Scotia - Public Accounts	8

Statement 3

Consolidated Statement of Change in Net Direct Debt
for the fiscal year ended March 31, 2003
($ thousands)

	2003	2002
	Actual	Actual
		(as restated)
Net Direct Debt - as Orginally Reported	$(11,561,051)	$(11,370,084)
Accounting Changes (Note 2)	(566,915)	(731,036)

Net Direct Debt - Beginning of Year, as Restated	(12,127,966)	(12,101,120)

Changes in the Year
Provincial Surplus, on an Expense Basis	31,606	113,222
Acquisition of Tangible Capital Assets	(307,665)	(327,054)
Amortization of Tangible Capital Assets	191,189	177,390
Disposals and other adjustments to Tangible Capital Assets	7,099	12,925
Increase in Inventories of Supplies	(259)	(770)
Decrease (Increase) in Prepaid Expenses	154	(2,559)

Total Changes in the Year	(77,876)	(26,846)

Net Direct Debt - End of Year	$(12,205,842)	$(12,127,966)

The accompanying notes and schedules are an integral part of these Financial Statements.

Province of Nova Scotia - Public Accounts	9

Statement 4

Consolidated Statement of Cash Flow
as at March 31, 2003
($ thousands)

	2003	2002
		(as restated)
Cash Inflow (Outflow) from the following activities:
Operations:
Provincial Surplus, on an Expense Basis	$31,606	$113,222
Sinking Fund and Public Debt Retirement Fund Earnings	(198,454)	(192,293)
Foreign Exchange Amortization	(3,406)	(6,237)
Amortization of Tangible Capital Assets	191,189	177,390
Net Income from Government Business Enterprises	(338,399)	(308,898)
Net Change in Other Items (Note 11)	(24,358)	(692,009)

	(341,822)	(908,825)

Investing:
Repayment of Loans	167,018	167,599
Advances and Investing	(183,450)	(175,128)
Net Advances from Government Business Enterprises	330,166	298,902

	313,734	291,373

Capital:
Acquisition of Tangible Capital Assets	(307,665)	(327,054)
Disposal of Tangible Capital Assets - NBV	7,099	12,925

	(300,566)	(314,129)

Financing:
Debentures Issued	934,714	2,657,686
Capital Leases	—	76,598
Foreign Currency Swaps and Adjustments	362	58,044
Sinking Fund Instalments	(235,089)	(286,654)
Proceeds from Sinking Funds for Debt Repayment	976,840	510,732
Repayment of Debentures and Other Long-term Obligations	(2,360,381)	(1,242,752)

	(683,554)	1,773,654

Cash (Outflows) Inflows	(1,012,208)	842,073
Cash Position, Beginning of Year	1,278,321	436,248

Cash Position, End of Year	$266,113	$1,278,321

Cash Position Represented by:
Cash and Short-Term Investments	$266,113	$1,278,321

The accompanying notes and schedules are an integral part of these Financial Statements.

Province of Nova Scotia - Public Accounts	10

Schedule 1

Schedules to the Consolidated Financial Statements

Revenue
for the fiscal year ended March 31, 2003
($ thousands)

	2003	2002
		(as restated)
Provincial Sources
Income Taxes	$1,558,625	$1,468,920
Sales Taxes	1,324,866	1,194,329
Other Provincial Revenue	269,057	234,943

	3,152,548	2,898,192

Federal Sources
Equalization Payments	1,125,088	1,321,100
Canada Health and Social Transfer	605,117	553,375
Other Federal Payments	54,985	61,319

	1,785,190	1,935,794

Prior Years’ Adjustments - Federal/Provincial Fiscal Arrangements
Provincial Sources	(23,833)	83,281
Federal Sources	1,924	46,893

	(21,909)	130,174

Federal Tax Collection Agreement Error (Note 8)	35,000	(35,000)
Other Revenue	523,713	521,482
Sinking Fund and Public Debt Retirement Fund Earnings	198,454	192,293

Total Revenue	$5,672,996	$5,642,935

Province of Nova Scotia - Public Accounts	11

Schedule 2

Schedules to the Consolidated Financial Statements

Net Expenses
for the fiscal year ended March 31, 2003
($ thousands)

	2003	2002
		(as restated)
Agriculture and Fisheries
Department of Agriculture and Fisheries	$41,440	$43,955
Nova Scotia Blueberry Institute Fund	—	—

	41,440	43,955

Community Services
Department of Community Services	619,256	593,230
Mainstream 1992 Fund	—	—
Nova Scotia Housing Development Corporation	65,539	60,789

	684,795	654,019

Economic Development
Department of Economic Development	20,811	42,568
Nova Scotia Business Incorporated	28,230	23,140
Nova Scotia Film Development Corporation	3,155	2,864
Nova Scotia Innovation Corporation	5,220	5,776
Trade Centre Limited	13,158	11,352
Waterfront Development Corporation Limited	2,101	1,845

	72,675	87,545

Education
Department of Education	208,644	191,290
Annapolis Valley Regional School Board	94,502	90,561
Cape Breton Victoria Regional School Board Trust Fund	—	—
Cape Breton Victoria Regional School Board	116,324	112,559
Chignecto-Central Regional School Board	144,963	137,926
College de 1’Acadie	4,980	4,395
Conseil Scolaire Acadien Provincial	29,550	29,690
Halifax Regional School Board	304,615	294,287
Nova Scotia Community College	113,815	104,512
Nova Scotia Government Acadian Bursary Program Fund	—	—
P3 Schools Capital and Technology Refresh Fund	—	—
School Board Maintenance Stabilization Fund	13	—
Southwest Regional School Board	99,541	94,770
Strait Regional School Board	64,438	64,219

	1,181,385	1,124,209

Province of Nova Scotia - Public Accounts	12

Schedule 2

Schedules to the Consolidated Financial Statements

Net Expenses (continued)
for the fiscal year ended March 31, 2003
($ thousands)

	2003	2002
		(as restated)
Assistance to Universities	206,762	201,732
Environment and Labour
Department of Environment and Labour	26,603	25,075
Nova Scotia Environmental Trust Fund	—	—
Resource Recovery Fund Board Incorporated	35,559	31,002

	62,162	56,077

Finance
Department of Finance	13,413	12,389
Nova Scotia Government Fund Limited	272	629

	13,685	13,018

Health
Department of Health	815,401	787,724
Annapolis Valley District Health Authority	69,864	66,880
Cape Breton District Health Authority	173,570	167,833
Capital District Health Authority	517,599	510,475
Colchester East Hants Health Authority	40,149	38,722
Cumberland Health Authority	34,510	30,717
Gaming Addiction Treatment Trust Fund	1,206	1,422
Guysborough Antigonish-Strait Health Authority	45,891	41,374
Insured Prescription Drug Plan	123,669	113,271
Izaak Walton Killam Health Centre	131,727	123,747
Nova Scotia Gaming Foundation	946	657
Nova Scotia Health Research Foundation	5,166	4,897
Pictou County Health Authority	45,027	40,606
Provincial Drug Distribution Program	57,004	51,923
South Shore District Health Authority	47,332	44,699
South West Nova District Health Authority	59,151	54,410

	2,168,212	2,079,357

Justice
Department of Justice	75,880	74,314
CorFor Capital Repairs and Replacement Fund	—	—
Nova Scotia Legal Aid Commission	13,453	13,351

	89,333	87,665

Province of Nova Scotia - Public Accounts	13

Schedule 2

Schedules to the Consolidated Financial Statements

Net Expenses (continued)
for the fiscal year ended March 31, 2003
($ thousands)

	2003	2002
		(as restated)
Natural Resources
Department of Natural Resources	55,290	53,911
Acadia Coal Company Limited Fund	10	12
Coal Research Agreement Fund	150	454
Crown Land Mine Remediation Fund	—	—
Crown Land Silvaculture Fund	—	—
E 911 Cost Recovery Fund	3,247	1,885
Habitat Conservation Fund	84	—
Nova Scotia Gas Market Development Agreement Fund	—	—
Scotia Benefits Fund	—	—
Sustainable Forestry Fund	—	—

	58,781	56,262

Public Service	80,682	77,107
Service Nova Scotia and Municipal Relations
Department of Service Nova Scotia and Muncipal Relations	97,133	87,908
Nova Scotia Coordinate Referencing System Trust Fund	—	—
Nova Scotia Municipal Finance Corporation	915	723

	98,048	88,631

Tourism and Culture
Department of Tourism and Culture	38,326	38,763
Art Gallery of Nova Scotia	3,628	3,193

	41,954	41,956

Transportation and Public Works	253,442	234,289

Restructuring Costs	(1,359)	65,396

Pension Valuation Adjustment	(152,318)	(244,804)

Loss on Disposal of Crown Assets	1,388	4,938

Province of Nova Scotia - Public Accounts	14

Schedule 2

Schedules to the Consolidated Financial Statements

Net Expenses (continued)
for the fiscal year ended March 31, 2003
($ thousands)

	2003	2002
		(as restated)
Debt Servicing Costs
Consolidated Fund	1,032,098	1,145,578
Annapolis Valley District Health Authority	229	327
Annapolis Valley Regional School Board	438	469
Cape Breton District Health Authority	641	639
Cape Breton Victoria Regional School Board	236	249
Capital District Health Authority	1,803	1,716
Chignecto-Central Regional School Board	938	1,017
Colchester East Hants Health Authority	125	129
College de 1’Acadie	18	—
Conseil Scolaire Acadien Provincial	116	121
Cumberland Health Authority	118	113
Guysborough Antigonish-Strait Health Authority	252	241
Halifax Regional School Board	2,730	3,002
Izaak Walton Killam Health Centre	426	397
Nova Scotia Government Fund Limited	294	307
Nova Scotia Housing Development Corporation	30,931	30,610
Nova Scotia Legal Aid Commission	—	1
Nova Scotia Municipal Finance Corporation	6,847	11,721
Pictou County Health Authority	153	170
Resource Recovery Fund Board	26	—
South Shore District Health Authority	148	210
South West Nova District Health Authority	206	201
Southwest Regional School Board	320	333
Strait Regional School Board	251	279
Waterfront Development Corporation Limited	280	421

	1,079,624	1,198,251

Total Net Expenses	$5,980,691	$5,869,603

Province of Nova Scotia - Public Accounts	15

Schedule 3

Schedules to the Consolidated Financial Statements

Loans and Investments
as at March 31, 2003
($ thousands)

			Net
	Loans and
	Investments	Provision	2003	2002
				(as restated)
Loans of the Consolidated Fund:
Agriculture and Rural Credit Act	$171,307	$8,459	$162,848	$164,724
Fisheries Development Act	69,321	2,011	67,310	59,663
Housing Development Act	41,814	20,259	21,555	18,240
Industrial Development Act	78,459	50,837	27,622	26,683
Venture Corporations Act	809	809	—	—
Loans to Municipalities:
Funds provided by Government of Canada	—	—	—	64
Municipal Loan and Building Fund Act	1,001	—	1,001	1,209
Special Reserve Fund - Municipal Loan and Building Fund	4	—	4	6
Halifax-Dartmouth Bridge Commission	23,000	—	23,000	23,000
Miscellaneous	709	—	709	709

	386,424	82,375	304,049	294,298

Loans of Governmental Units:
Nova Scotia Business Incorporated	168,966	51,503	117,463	119,904
Nova Scotia Innovation Corporation	310	—	310	494
Nova Scotia Municipal Finance Corporation	479,822	—	479,822	462,271
Other Government Units	119	—	119	74

	649,217	51,503	597,714	582,743

Total Loans	1,035,641	133,878	901,763	877,041

Investments of the Consolidated Fund:
Housing Development Act	5,488	2,488	3,000	3,480
Industrial Development Act	15,895	9,702	6,193	7,279

	21,383	12,190	9,193	10,759

Investments of Governmental Units:
Art Gallery of Nova Scotia	2,358	—	2,358	2,506
Insured Prescription Drug Plan	5,693	—	5,693	8,494
Nova Scotia Business Incorporated	12,056	4,839	7,217	8,893
Nova Scotia Innovation Corporation	9,541	—	9,541	10,763
Other Government Units	—	—	—	877

	29,648	4,839	24,809	31,533

Total Investments	51,031	17,029	34,002	42,292

Total Loans and Investments	$1,086,672	$150,907	$935,765	$919,333

Provision for possible guarantee payouts are included in the Provisions as follows ($000):

     Industrial Development Act $566, Housing Development Act $13,524 and Nova Scotia Business Incorporated $2,596.

Province of Nova Scotia - Public Accounts	16

Schedule 4

Schedules to the Consolidated Financial Statements

Government Business Enterprises
as at March 31, 2003
($ thousands)

	2003							2002

	Halifax -	Highway 104				Nova Scotia		(as restated)
	Dartmouth	Western	Nova Scotia	Nova Scotia	Nova Scotia	Resources
	Bridge	Alignment	Gaming	Liquor	Resources	Limited
	Commission	Corporation	Corporation	Corporation	Limited*	Adjustments	Total	Total
Cash	$9,713	$498	$25,746	$6,756	$2	$—	$42,715	$54,297
Accounts Receivable	102	81	—	2,287	13,272	—	15,742	3,844
Inventory	—	8	3,087	26,815	—	—	29,910	21,986
Tangible Capital Assets	74,422	112,509	138,092	12,898	1,595	—	339,516	339,602
Other Assets	25,708	17,122	6,152	2,150	—	—	51,132	40,584

Total - Assets	109,945	130,218	173,077	50,906	14,869	—	479,015	460,313

Accounts Payable	1,154	665	2,226	29,150	1,246	248	34,689	35,559
Long-term Debt	123,000	82,096	122,289	7,736	—	—	335,121	331,553
Other Liabilities	3,974	50,748	48,562	14,020	11,832	—	129,136	121,365

Total - Liabilities	128,128	133,509	173,077	50,906	13,078	248	498,946	488,477

Equity (Deficit)	(18,183)	(3,291)	—	—	1,791	(248)	(19,931)	(28,164)
Total Liabilities

Equity (Deficit)	$109,945	$130,218	$173,077	$50,906	$14,869	$—	$479,015	$460,313

Revenue	$24,176	$14,274	$494,902	$412,380	$2,162	$(2,162)	$945,732	$897,538
Expenses	10,031	5,042	312,943	252,506	1,734	(1,734)	580,522	559,680
Debt Servicing	7,449	8,377	8,977	2,008	—	—	26,811	28,960

Total - Expenses	17,480	13,419	321,920	254,514	1,734	(1,734)	607,333	588,640

Net Income (Loss)	$6,696	$855	$172,982	$157,866	$428	$(428)	$338,399	$308,898

* Note: Nova Scotia Resources Limited was deemed a discontinued operation during fiscal 2000-2001.

Province of Nova Scotia - Public Accounts	17

Schedule 4

Schedules to the Consolidated Financial Statements

Government Business Enterprises (continued)
as at March 31, 2003

Halifax-Dartmouth Bridge Commission

The Commission is incorporated by Special Statute of the Province of Nova Scotia. The purpose of the Commission is to construct, maintain and operate bridges and the necessary approaches across the Halifax Harbour, between the communities of Halifax and Dartmouth, and across the North West Arm. Bridge tolls are regulated by the Nova Scotia Utility and Review Board, a provincially controlled public sector entity. The Commission’s fiscal year end is December 31. At March 31, 2003, the Commission owed $23 million (2002 - $23 million) to the Province’s Consolidated Fund for a revolving line of credit. The Commission records depreciation on bridge assets, buildings and electronic transponders using the straight-line method and uses the declining balance method for all other assets. Included in other assets at December 31, 2002 is a reserve fund in the amount of $20.8 million, (2001 - $15.0 million), $19.4 million (2001 - $13.6 million) of which is restricted for repayment of principal, interest and fees on Toll Revenue Bonds as establish under the terms of the trust indenture.

Highway 104 Western Alignment Corporation

The Corporation has been established to finance, design, construct, operate and maintain a 45 km stretch of highway between Masstown and Thomson Station in the counties of Colchester and Cumberland, Nova Scotia. The Province of Nova Scotia retains ownership of the highway. The Corporation is granted the right to operate the highway and collect tolls for a 30 year period, pursuant to an agreement dated April 1, 1996, after which time the right will revert to the Province. In addition, the Corporation has entered into an operating agreement with the Province whereby compensation is based on the annual operating budget plus a variable fee. The Corporation’s fiscal year end is March 31. The Corporation records depreciation using the sinking fund method. Restricted assets, consisting of short-term investments in the amount of $16.2 million (2002 - $12.8 million), are included in other assets. These reserve accounts were established in accordance with trust indenture agreements between the Corporation and bondholders.

The Province of Nova Scotia contributed $55.0 million toward the construction of the highway, one-half of which was recovered from the Federal Government under the Canada-Nova Scotia Strategic Highway Improvement Program. There were no contributions in the current year.

Nova Scotia Gaming Corporation

The Corporation was incorporated on February 15, 1995 by Chapter 4 of the Gaming Control Act of 1994-95. The purpose of the Corporation is to develop, undertake, conduct and manage casinos and other lottery business on behalf of the Province. The Corporation’s fiscal year end is March 31.

The revenues of the Corporation are derived from the two casinos located in Halifax and Sydney and the Atlantic Lottery Corporation. The net balance owing to the Province at March 31, 2003 was $18.6 million (2002 - $14.0 million).

The Corporation is required to reimburse the Operator for approved development costs of the Halifax and Sydney casinos. The net present value of the remaing obligations for the casinos is approximately $76.4 million (2002 - $90.1 million).

Province of Nova Scotia - Public Accounts	18

Schedule 4

Schedules to the Consolidated Financial Statements

Government Business Enterprises (continued)
as at March 31, 2003

Unclaimed prizes are retained by the Corporation in a prize fund for one year from the announced beginning date of the draw. At March 31, 2003, this amounted to $6.7 million (2002 - $9.6 million).

Under the terms of their retailer agreements with the Atlantic Lottery Corporation Inc., to contribute 1% of their VLT commission to the Nova Scotia Gaming Foundation. The Corporation has agreed to contribute an amount equal to all contributions made by the VLT retailers.

The Corporation has agreed to an annual contribution of $1 million to the Department of Health to provide funds for programs related to problem gambling. The Corporation will provide up to $0.8 million (2003 - $0.8 million) in funds in fiscal 2003-2004 for the harness racing industry in Nova Scotia.

Nova Scotia Liquor Corporation

The Corporation derives its mandate from the Liquor Control Act, Chapter 260 of the Revised Statues of Nova Scotia, 1989. The Corporation operates retail sales locations across the province. Its fiscal year end is March 31. The net balance owing to the Province at March 31,2003 was $9.9 million (2002 - $6.4 million).

Nova Scotia Resources Limited

The Company, a Provincial Crown Corporation, was established to invest in and manage the Province’s participation in petroleum, mineral and energy related projects.

The Province has continued its plan to dispose of the business. During the year the Company sold certain assets for $4.1 million, resulting in a loss on disposal of $0.1 million (see Note 3 for details). At December 31, 2002, the Company owed the Province $0.4 million (2001 - $4.9 million). In addition, certain assets received by the Company as consideration on the disposal of assets were transferred to 3052155 Nova Scotia Limited, a Provincial Crown Corporation, at cost.

Sydney Steel Corporation

The Corporation, a Provincial Crown Corporation established by an Act of the Legislature, operated a steel mill in Sydney, Nova Scotia.

The Corporation’s operations have been discontinued and work is underway to dismantle and sell the remaining assets, perform environmental clean-up and conduct development activities for future land use. As the Province has provided $17 million, or 52% of the Corporation’s total revenue, to fund these activities during the fifteen months ending March 31, 2003, the Corporation is not self-sustaining and accordingly is reclassified to a governmental unit from a government business enterprise. The impact of the change in classification results in the operations of the Corporation being accounted for on a full consolidation basis, versus a modified equity basis, beginning this fiscal year. There is no impact on provincial surplus or accumulated deficits as a result of the reclassification.

Province of Nova Scotia - Public Accounts	19

Schedule 5

Schedules to the Consolidated Financial Statements

Unmatured Debt
as at March 31, 2003
($ thousands)

	2003			2002

		Sinking		(as restated)
		Funds and
	Gross	Defeasance	Net	Net
	Debt	Assets	Debt	Debt

Governmental Units
Consolidated Fund	$14,222,760	$3,445,897	$10,776,863	$11,720,866
Nova Scotia Government Fund Limited	21,500	—	21,500	21,500
Nova Scotia Housing Development Corporation	320,013	—	320,013	328,054
Nova Scotia Municipal Finance Corporation	74,679	—	74,679	131,426
Nova Scotia Power Finance Corporation	1,140,790	1,140,790	—	—
Waterfront Development Corporation Limited	4,900	—	4,900	8,400
Other	325	—	325	1,024

Unmatured Debt of Governmental Units	15,784,967	4,586,687	11,198,280	12,211,270

Government Business Enterprises
Halifax-Dartmouth Bridge Commission	123,000	19,354	103,646	109,400
Highway 104 Western Alignment Corporation	82,096	—	82,096	81,408
Nova Scotia Gaming Corporation	122,289	—	122,289	118,985
Nova Scotia Liquor Corporation	7,736	—	7,736	8,160

Unmatured Debt of Government Business Enterprises	335,121	19,354	315,767	317,953

Total Unmatured Debt	$16,120,088	$4,606,041	$11,514,047	$12,529,223

Notes:

All debt is presented in Canadian dollar equivalents and after giving effect to currency swap contracts itemized in Note 5.

The current and long-term portions of unmatured debt of Governmental Units are shown on the Consolidated Statement of Financial Position with reference to this schedule. Debt of Government Business Enterprises is reflected in the Deficiency in Government Business Enterprises and in further detail in Schedule 4.

As at March 31, 2003, the Consolidated Fund held Sinking Funds and Public Debt Retirement Funds of $3,445.9 million. These funds were comprised of $2,916.8 million in Canadian assets and $529.1 million in US assets (US $365.7 million converted to CDN$ based on the underlying securities’ effective foreign exchange rates). Total market value of both funds is $3,730.6 million at year end. During the year, contributions were $1,235.1 million, total earnings were $198.5 million and redemptions were $951.0 million.

Sinking fund assets are recorded at cost, which include premiums and discounts associated with the purchase of these investments. These premiums and discounts are amortized on a straight-line basis over the term of the related investment. The unamortized portion of the premiums and discounts are included as part of the value of the sinking funds. As at March 31, 2003, the unamortized net premium was $90.7 million.

Province of Nova Scotia - Public Accounts	20

Schedule 5

Schedules to the Consolidated Financial Statements

Unmatured Debt (continued)
as at March 31, 2003
($ thousands)

Assets consist primarily of debentures of the Provinces and Government of Canada with fixed interest rates ranging from 4.875% to 11.25% for Canadian funds and 6.375% to 9.25% for US funds. Sinking fund payments normally commence on the first anniversary date of the issue of the debenture and are designed to retire the debt over a 20 year period, unless the term of the issue is longer. At year end, the Province held $1,349.9 million of its own debentures (gross value of $1,392.5 million) in Sinking Funds and Public Debt Retirement Funds as active investments. These were comprised of $889.1 million in Canadian assets and $460.8 million in US assets.

As per the Nova Scotia Power Corporation Privatization Agreement, Nova Scotia Power Finance Corporation provides for defeasance of its debt. The portfolio of defeasance assets consists of Nova Scotia Power Corporation, other Provincial Governments and utilities, Federal US bonds and coupons or residuals. The debt is shown net of defeasance assets on the Statement of Financial Position.

Payments are projected as follows:

				Government
				Business
	Governmental Units			Enterprises	Total

	Net Principal	Sinking Fund	Total
	Repayments	Requirements	Commitment
2004	$1,013,875	$61,911	$1,075,786	$52,771	$1,128,557
2005	1,169,662	60,911	1,230,573	30,013	1,260,586
2006	1,194,065	60,911	1,254,976	28,578	1,283,554
2007	1,053,020	60,912	1,113,932	29,193	1,143,125
2008	619,695	60,911	680,606	17,416	698,022
2009 & thereafter	7,787,625	582,730	8,370,355	157,796	8,528,151

	$12,837,942	$888,286	$13,726,228	$315,767	$14,041,995

Net principal repayments is comprised of the principal amount due less available designated sinking funds to retire the debenture.

In addition, the Province has approximately $2,527.9 million in unrestricted sinking funds which can be used towards the retirement of any unmatured debt. Use of these funds is evaluated annually based on a detailed analysis of cash requirements.

Province of Nova Scotia - Public Accounts	21

Schedule 6

Schedules to the Consolidated Financial Statements

Gross Long-term Debt
as at March 31, 2003
($ thousands)

	Foreign
	Exchange	CDN $	Maturity
	Rate	Amount	Dates	Interest Rates

Governmental Units:
		Debentures
Consolidated Fund
Consolidated Fund (CDN$)		$11,108,794	2003 to 2031	5.1% to 13.37%
Consolidated Fund (US $1,798,400)	1.4693	2,642,389	2004 to 2022	7.25% to 9.5%
Consolidated Fund (Yen 50,000,000)	0.0124	—	2004 to 2014	4.9% to 5.5%
Consolidated Fund (UK 35)	2.3203	—	2011 to 2019	11.75% to 16.75%
Nova Scotia Municipal Finance Corporation		74,679
Nova Scotia Power Finance Corporation
Nova Scotia Power Finance Corporation (CDN$)		700,000	2012 to 2031	10.25% to 11.25%
Nova Scotia Power Finance Corporation (US$300,000)	1.4693	440,790	2021	9.4%

Total - Debentures		14,966,652

		Loans
Consolidated Fund - Other Debt		2,582	2011	8.375%
Nova Scotia Government Fund Limited		21,500	indefinitely	1.0% to 2.075%
Nova Scotia Housing Development Corporation		320,013	2003 to 2034	4.0% to 21.5%
Waterfront Development Corporation Limited		4,900	Demand loan	bank prime less 0.95%
Other		211

Total - Loans		349,206

		Capital Leases
Consolidated Fund		468,995	2003 to 2027	4.5% to 11%
Other		114

Total - Capital Leases		469,109

Total - Long-term Debt of Governmental Units		15,784,967

Government Business Enterprises:
		Debentures
Halifax-Dartmouth Bridge Commission		100,000	2007	5.95%
Highway 104 Western Alignment Corporation		82,096	2011 to 2026	10.13% to 10.76%
		Loans
Halifax-Dartmouth Bridge Commission		23,000	2007	floating (line of credit)
Nova Scotia Gaming Corporation		45,879	2007	floating (line of credit)

Province of Nova Scotia - Public Accounts	22

Schedule 6

Schedules to the Consolidated Financial Statements

Gross Long-term Debt (continued)
as at March 31, 2003
($ thousands)

	CDN $	Maturity
	Amount	Dates	Interest Rates
	Capital Leases
Nova Scotia Gaming Corporation	76,410	2005 to 2007	12%
Nova Scotia Liquor Corporation	7,736	2012	13.8%

Total - Long-term Debt of Government Business Enterprises	335,121

Total Gross Long-term Debt	$16,120,088

Call, Redemption and Other Features:

Candian debentures include the following redeemable issues:

-	$1,079.4 million in CPP debentures which are redeemable in whole or in part before maturity, on six months notice, at the option of t Minister of Finance of Canada;

-	$150 million, redeemable in whole or in part, on 30 days notice on July 3, 2005, or on any interest payment date thereafter, at the option of the Province;

-	$150 million, redeemable in whole or in part, on 30 days notice on December 12, 2005, or on any interest payment date thereafter, at the option of the Province;

-	$277 million in promissory notes, redeemable in whole but not in part, on the initial redemption date and on each redemption date thereafter, on 15 days notice, at the option of the Province.

Japanese Yen debentures include 15,000 million yen, redeemable in whole but not in part, on not less than 30 days notice nor more than 60 days notice on August 25, 2004 or on August 25, 2009. These debentures have been fully converted to Canadian equivalents via derivative instruments.

Interest rates shown for the Canadian and US debentures reflect the fixed rates only. There are debentures which have floating and step-up rates. Floating interest rates are adjusted on either a monthly or quarterly basis. Step-up rates are adjusted per the individual promissory note step-up schedules.

Housing Development Corporation

Mortgages and notes payable are secured by an assignment of mortgages receivable and investments in social housing.

Highway 104 Western Alignment Corporation

In relation to its senior toll bonds, the Corporation has provided an assignment of all the present and future property and assets, including rights to operate the facility, and a security interest in the Debt Service Reserve Account and the Major Maintenance Reserve Account.

In relation to its junior toll bonds, the Corporation has assigned a second charge security interest in all security pledged to the senior toll revenue bondholders.

Halifax-Dartmouth Bridge Commission

The Commission’s toll bonds are secured by an assignment of revenues of the Commission; subject to the prior payment of operating, maintenance and administrative expenses, and the maintenance of certain reserve funds by the Commission.

Province of Nova Scotia - Public Accounts	23

Schedules to the Consolidated Financial Statements	Schedule 7
Tangible Capital Assets
as at March 31, 2003
($ thousands)

	2003

		Buildings	Machinery,
		and Land	Computers
		Improve-	and
	Land	ments	Equipment	Ferries	Vehicles
Cost of Tangible Capital Assets
Opening Cost	$502,168	$1,881,178	$614,067	$9,241	$36,435
Additions	12,769	133,879	72,784	41	7,377
Annual Adjustment to Social Housing	—	—	—	—	—
Disposals	(320)	(8,251)	(11,001)	—	(163)

Closing Cost	514,617	2,006,806	675,850	9,282	43,649
Accumulated Amortization
Opening Accumulated Amortization	—	(792,481)	(420,297)	(8,570)	(23,050)
Disposals	—	2,875	12,991	—	(831)
Amortization Expense	—	(47,631)	(56,911)	(134)	(5,428)

Closing Accumulated Amortization	—	(837,237)	(464,217)	(8,704)	(29,309)

Net Book Value	$514,617	$1,169,569	$211,633	$578	$14,340

Opening Balance	$502,168	$1,088,697	$193,770	$671	$13,385
Closing Balance	514,617	1,169,569	211,633	578	14,340

Increase (Decrease) in Net Book Value	$12,449	$80,872	$17,863	$(93)	$955

[Additional columns below]

[Continued from above table, first column(s) repeated]

	2003				2002

		Roads,
		Bridges
	Capital	and	Social
	Leases	Highway	Housing	Total	Total
Cost of Tangible Capital Assets
Opening Cost	$519,636	$353,329	$386,166	$4,302,220	$4,015,293
Additions	3,312	77,503	—	307,665	327,054
Annual Adjustment to Social Housing	—	—	(9,564)	(9,564)	(9,007)
Disposals	(3,329)	—	(1,751)	(24,815)	(31,120)

Closing Cost	519,619	430,832	374,851	4,575,506	4,302,220
Accumulated Amortization
Opening Accumulated Amortization	(69,299)	(177,864)	—	(1,491,561)	(1,341,373)
Disposals	2,681	—	—	17,716	18,195
Amortization Expense	(31,173)	(40,348)	—	(181,625)	(168,383)

Closing Accumulated Amortization	(97,791)	(218,212)	—	(1,655,470)	(1,491,561)

Net Book Value	$421,828	$212,620	$374,851	$2,920,036	$2,810,659

Opening Balance	$450,337	$175,465	$386,166	$2,810,659	$2,673,920
Closing Balance	421,828	212,620	374,851	2,920,036	2,810,659

Increase (Decrease) in Net Book Value	$(28,509)	$37,155	$(11,315)	$109,377	$136,739

Amortization is calculated on a declining balance basis for assets of the Consolidated Fund. The amortization percentages of the more common tangible capital assets are: building (5%); machinery, computers and equipment (20%-50%); ferries (20%); vehicles (30%); and roads, bridges & highways (5-30%). Capital leases are amortized on a straight-line basis over the length of each lease.

Amortization is generally calculated on a straight-line basis for assets of entities consolidated with the Consolidated Fund. The estimated useful lives of the more common tangible capital assets are: buildings (including leasehold improvements) and land improvements (2-50 years); machinery, computers and equipment (3-50 years); and vehicles (3 years). Capital leases are amortized on a straight-line basis, generally over a 5 to 20 year term.

Social Housing Assets relate to the Housing Development Corporation. This entity does not track accumulated amortization separately so the closing cost of these assets is the net carrying value of the assets. Social Housing assets are amortized using the sinking fund method.

Included in the closing cost of the various classes as of March 31, 2003, are costs for assets under construction which have not started to be amortized. These costs ($ thousands) include buildings - $68,744; machinery, computers and equipment- $16,608; ferries - $42; capital leases - $969; and roads, bridges & highways - $28,223.

Province of Nova Scotia - Public Accounts	24

Schedule 8

Schedules to the Consolidated Financial Statements

Direct Guarantees
as at March 31, 2003
($ thousands)

	Authorized	Utilized

	2003	2003	2002
			(as restated)
Bank Loans:
Nova Scotia Business Incorporated	$4,321	$4,301	$6,079
Industrial Development Act	111,766	102,866	87,135
Nova Scotia Fisheries and Aquaculture Loan Board	2,800	2,253	2,837
Nova Scotia Innovation Corporation	—	—	115
Department of Education - Student Loan Program	92,442	92,442	51,824

Total - Bank Loan Guarantees	211,329	201,862	147,990

Promissory Notes:
Nova Scotia Resources Limited to Canada-Nova Scotia Offshore Petroleum Board	17,500	17,500	17,500

Total - Promissory Note Guarantees	17,500	17,500	17,500

Mortgages:
Nova Scotia Housing Development Corporation Act	26,507	26,507	27,475
Nova Scotia Housing Development Corporation Act - CMHC Indemnities	171,741	171,741	178,473
Provincial Finance Act	448	448	550

Total - Mortgage Guarantees	198,696	198,696	206,498

Other Guarantees:
Nova Scotia Government Fund	7,300	7,300	—
Sydney Steel Corporation - Performance bonds (Includes US$ component $122,228)	543	543	543
Trade Centre Limited	400	400	3,000

Total - Other Guarantees	8,243	8,243	3,543

Total - Direct Guarantees	$435,768	426,301	375,531

Less: Provision for Guarantee Payout:
Industrial Development Act		(566)	(5,259)
Nova Scotia Business Incorporated		(2,596)	(3,509)
Department of Education - Student Loan Program		(19,900)	(16,000)
Nova Scotia Housing Development Act		(10,324)	(11,423)
Nova Scotia Resources Limited		(11,832)	(11,832)

		(45,218)	(48,023)

Net Direct Guarantees Not Provided for in these financial statements		$381,083	$327,508

Province of Nova Scotia - Public Accounts	25

Schedule 9

Schedules to the Consolidated Financial Statements

Government Reporting Entity
as at March 31, 2003

Listed below are the governmental units, government business enterprises, government partnership arrangements, and government business partnership arrangements that are included in the government reporting entity.

Governmental Units
(Consolidation Method)

Acadia Coal Company Limited Fund	Nova Scotia Arts Council (inactive)
AgraPoint International Inc.	Nova Scotia Blueberry Institute Fund
AgriTECH Park Inc.	Nova Scotia Business Incorporated
Annapolis Valley District Health Authority	Nova Scotia Community College
Annapolis Valley Regional School Board	Nova Scotia Coordinate Referencing System Trust Fund
Art Gallery of Nova Scotia	Nova Scotia Crop and Livestock Insurance Commission
Bioscience Enterprise Centre Incorporated	Nova Scotia Environmental Trust
Cape Breton District Health Authority	Nova Scotia Farm Loan Board
Cape Breton Regional School Board Trust Fund	Nova Scotia Film Development Corporation
Cape Breton Victoria Regional School Board	Nova Scotia Freedom of Information and Protection
Capital District Health Authority	of Privacy Review Office
Check Inns Limited	Nova Scotia Gaming Foundation
Chignecto-Central Regional School Board	Nova Scotia Government Acadian Bursary Program Fund
Coal Research Agreement Fund	Nova Scotia Government Fund Limited
Colchester East Hants Health Authority	Nova Scotia Harness Racing Incorporated
College de 1’ Acadie (disposed January 2003)	Nova Scotia Health Research Foundation
Conseil Scolaire Acadien Provincial	Nova Scotia Housing Development Corporation
Consolidated Fund (1)	Annapolis Valley Housing Authority
CorFor Capital Repairs and Replacements Fund	Cape Breton Island Housing Authority
Crown Land Mine Remediation Fund	Cobequid Housing Authority
Crown Land Silvaculture Fund	Eastern Mainland Housing Authority
Cumberland Health Authority	Metropolitan Regional Housing Authority
E911 Cost Recovery Fund	South Shore Housing Authority
Fisheries and Aquaculture Development Fund	Tri-County Housing Authority
Gaming Addiction Treatment Trust Fund	Nova Scotia Innovation Corporation
Guysborough Antigonish-Strait Health Authority	1402998 Nova Scotia Limited
Habitat Conservation Fund	3839966 Canada Limited (86% ownership)
Halifax Regional School Board	Nova Scotia Legal Aid Commission
Industrial Expansion Fund	Nova Scotia Market Development Initiative Fund
Insured Prescription Drug Plan Trust Fund	Nova Scotia Municipal Finance Corporation
Izaak Walton Killam Health Centre	Nova Scotia Offshore Heritage Trust Fund
Law Reform Commission	Nova Scotia Police Commission
Mainstream 1992 Fund	Nova Scotia Power Finance Corporation
Maintenance Stabilization Trust Fund (inactive)	Nova Scotia Primary Forest Products Marketing Board
Muggah Creek Remediation Fund	Nova Scotia Utility and Review Board

(1)  - Includes all departments and public service units of the Nova Scotia Provincial Government.

Province of Nova Scotia - Public Accounts	26

Schedule 9

Schedules to the Consolidated Financial Statements

Government Reporting Entity (continued)
as at March 31, 2003

Governmental Units (continued)
(Consolidation Method)

P3 Schools Capital and Technology Refresh Fund (2)	Species-at-risk Conservation Fund
Pictou County Health Authority	Strait Regional School Board
Provincial Community Pastures Board (inactive)	Sustainable Forestry Fund
Provincial Drug Distribution Program	Sydney Environmental Resources Limited
Public Archives of Nova Scotia	Sydney Steel Corporation
Resource Recovery Fund Board Incorporated	Sysco Decommissioning Fund
Novapet Inc (60.8% ownership)	Tidal Power Limited (inactive)
Rockingham Terminal Incorporated (inactive)	Trade Centre Limited
Scotia Benefit Fund	Maritime Fall Fair Association
Sherbrooke Restoration Commission	Upper Clements Family Theme Park Limited
South Shore District Health Authority	Waterfront Development Corporation Limited
South West Nova District Health Authority	3052155 Nova Scotia Limited
Southwest Regional School Board

(2) This includes all refresh funds related to P3 schools.

Government Business Enterprises
(Modified Equity Method)

Halifax-Dartmouth Bridge Commission	Nova Scotia Resources Limited (disposal in progress)
Highway 104 Western Alignment Corporation	Canadian Offshore Resources Exploration Limited
Nova Scotia Gaming Corporation	Nova Scotia Resources Exploration Limited
Atlantic Lottery Corporation (25% ownership)	Nova Scotia Resources (U.S.) Limited
Interprovincial Lottery Corporation (1 of 10 shares)	Nova Scotia Resources (Ventures) Limited
Nova Scotia Liquor Corporation	Ventures Exploration Program Limited Partnership
Venwest Resources Limited
1752135 Nova Scotia Limited
1752148 Nova Scotia Limited

Government Partnership Arrangements
(Proportionate Consolidation Method)

Atlantic Provinces Special Education Authority (approximately 54% share)
Canada-Nova Scotia Offshore Petroleum Board (50% share)
Canadian Blood Services (approximately 4% share)
Canadian Sports Centre Atlantic (approximately 5% share)
Council of Maritime Premiers (approximately 51% share)

Province of Nova Scotia - Public Accounts	27

PROVINCE OF NOVA SCOTIA
Notes to the Consolidated Financial Statements
March 31, 2003

1.	FINANCIAL REPORTING AND ACCOUNTING POLICIES

These financial statements are prepared in accordance with Canadian generally accepted accounting principles for the public sector, which for purposes of the Province’s financial statements are represented by accounting recommendations of the Public Sector Accounting Board(PSAB) of the Canadian Institute of Chartered Accountants (CICA), supplemented where appropriate by other CICA accounting standards or pronouncements.

These consolidated financial statements have been prepared using the following significant accounting policies:

a)	The Government Reporting Entity

The government reporting entity is comprised of the Consolidated Fund, other Governmental Units, Government Business Enterprises, Government Partnership Arrangements and Government Business Partnership Arrangements. This represents the entities which are controlled by the government. Control is defined as the power to govern the financial and operating policies of another organization with expected benefits or the risk of loss to the government from the other organization’s activities. Control exists regardless of whether the government chooses not to exercise its power to govern so long as it has the ability to govern. Control must exist at the financial statement date, without the need to amend legislation or agreements.

Trusts administered by the Province are excluded from the reporting entity and are disclosed separately on the Statement of Financial Position for information purposes only.

b)	Principles of Consolidation

A Governmental Unit is a government organization that is not a Government Business Enterprise. Governmental Units include government departments, public service votes, funds, agencies, service organizations, boards, government not-for-profit organizations and government business-type organizations. The accounts of Governmental Units are consolidated on a line-by-line basis after adjusting the accounting policies to be consistent with those described in Note 1(c), with the exception of Tangible Capital Assets. Significant inter-organization accounts and transactions are eliminated.

A Government Business Enterprise is a self-sustaining organization which has the financial and operating authority to sell goods and services to individuals and non-government organizations as its principal activity and source of revenue. Government Business Enterprises have been accounted for on the modified equity basis which does not require any accounting policy adjustments. Their net equity is included in these consolidated financial statements in the Statement of Financial Position. Their net income and net loss are shown as separate line items in the Statement of Operations.

A Government Partnership is a contractual arrangement between the government and a party or parties outside the reporting entity. The partners have significant clearly defined common goals, make a financial investment in the partnership, share control of decision making, and share, on an equitable basis, the significant risks and benefits associated with the operations of the government partnership. Where significant, government’s interest in partnerships is accounted for using proportionate consolidation.

A Government Business Partnership is a government partnership that sells goods and services to individuals and organizations outside the partnership as its principal activity, and has been delegated the financial and operational authority to carry on a business. Where significant, government’s interest in a business partnership is accounted for on the proportionate modified equity basis.

A complete listing of the organizations within the Government Reporting Entity is provided in Schedule 9.

Province of Nova Scotia - Public Accounts	28

Financial results from fiscal year end to March 31, 2003, for Government Business Enterprises whose fiscal year ends are not March 31, were not significant to these consolidated financial statements so they have not been adjusted. Other adjustments have been made, as noted on Schedule 4, regarding Nova Scotia Resources Limited.

c)	Significant Accounting Policies

Revenues

Revenues are recorded on the accrual basis. The main components of revenue are interest, various taxes and legislated levies. Revenues from Personal and Corporate Income Taxes, Harmonized Sales Taxes, Federal Equalization payments and the Canada Health and Social Transfers (CHST) are accrued in the year earned based upon estimates using statistical models. These federal revenues are recorded at the net amount estimated, after considering adjustments for tax credits and administrative costs related to the collection and processing performed by the federal government.

Net Expenses

Net expenses are recorded on the accrual basis and include the cost of supply inventories purchased during the year by the Consolidated Fund. Net expenses include recoveries and fees which are directly related to the expenses and are not normally considered to be revenues. Recoveries and fees may include insignificant amounts from Governmental Units. Gross expenses, before the impact of recoveries, are reported in Note 9 - Net Expenses By Object. Grants are recognized in the period during which both payment is authorized and any eligibility criteria are met. Provisions are made for probable losses on certain loans, investments, loan guarantees, accounts receivable, advances, forgivable loans and for contingent liabilities when it is likely that a liability exists and the amount can be reasonably determined. These provisions are updated as estimates are revised, at least annually.

Financial Assets

Cash and Short-term Investments are recorded at cost which approximates market value. Investments normally include R-1 (low to high) rated Federal and Provincial Government Bills or Promissory Notes, Bankers’ Acceptance, term deposits and commercial paper with fixed interest rates averaging 3.0% at year end and are generally for terms of 1 to 90 days.

Accounts Receivable and Advances are recorded at the principal amount less valuation allowances.

Inventories for Resale are held for sale in the ordinary course of operations and are recorded at the lower of cost and ret realizable value.

Loans are recorded at cost less adjustments for concessionary assistance and any prolonged impairment in value. Concessionary assistance consists of subsidies provided by the Province and is recognized as an expense at the date of issuance of the loan. Any loan write offs must be approved by the Governor-in-Council. Loans usually bear interest at approximate market rates and normally have fixed repayment schedules.

Investments are recorded at cost less adjustments for concessionary assistance and any prolonged impairment in value. Concessionary assistance consists of subsidies provided by the Province and is recognized as an expense at the date of issuance of the investment. Any write-down of an Investment to reflect a loss in value is not reversed if there is a subsequent increase in value.

Liabilities

Bank Advances and Short-term Borrowings on average are generally for less than 180 days and are recorded at cost which approximates market value. Short-term Borrowings had a weighted average interest rate of 2.92% at year end on CDN dollar borrowings.

Unmatured Debt consists of debentures and various loans in Canadian and foreign currencies and capital leases. Debt is recorded at par, net of sinking funds.

Province of Nova Scotia - Public Accounts	29

Sinking Fund and Public Debt Retirement Fund objectives are to manage short-term liquidity, to manage interest rate and currency exposure and to assist in the orderly refunding of maturing debt while maximizing the long-term investment return to the Province. Sinking fund payments usually commence on the first anniversary date of the issue and are generally designed to retire the debt over a 20 year period or the term of the issue. Sinking Fund and Public Debt Retirement Fund investments are recorded at cost and consist primarily of debentures of the Province of Nova Scotia, other provincial governments and the Government of Canada. Sinking funds for US currency debentures are invested in US dollars denominated investments. Premiums and discounts on sinking funds are deferred and amortized over the life of the investment. Amortization and realized gains and losses for premiums and discounts relating to sinking fund balances and instalments are netted against sinking fund earnings.

Unamortized Foreign Exchange Translation Gains and Losses result when debentures payable in foreign currencies, accrued interest thereon, and sinking funds invested in foreign currencies are translated into Canadian dollars at the rate of exchange in effect at March 31. Foreign exchange gains and losses on the translation of foreign currency are amortized on a straight-line basis over the remaining term of the related monetary issue.

Premiums and Discounts, as well as underwriting commissions relating to the issuance of debentures, are deferred and amortized over the term of the related investment. Amortization and realized foreign exchange gains and losses, premiums and discounts relating to debt balances and serial retirements are charged to debt servicing costs. Amortization and realized foreign exchange gains and losses relating to sinking fund balances and instalments are netted against sinking fund earnings.

Pension, Retirement and Other Obligations include various employee benefits. For purposes of these consolidated financial statements, the Province’s pension liabilities are calculated using an accrued benefits actuarial method and using accounting assumptions which reflect the Province’s best estimates of performance over the long-term. The net pension liability represents accrued pension benefits less the market related value of pension assets (if applicable) and the balance of unamortized experience gains and losses. The market related values are determined in a rational and systematic manner so as to recognize asset market value gains and losses over a five year period. The Public Service Superannuation Plan, Teacher’s Pension Plan, Sydney Steel Corporation Pension Fund and the Long-term Disability Plan have separate funds. The Province also maintains accounts within the Consolidated Fund for other pension and retirement obligations as described in Note 6. Pension expense includes the value of pension benefits earned in the period and the amortization of experience gains and losses. Related interest is charged or credited to debt servicing costs. Other obligations include self-insured workers’ compensation and long-term disability benefits. These amounts are assessed annually at March 31 and any adjustments are charged or credited to expenses.

Net Direct Debt

Net Direct Debt represents the direct liabilities of the Province less financial assets and unamortized foreign exchange translation gains and losses and premiums and discounts on outstanding debenture issues.

Non-Financial Assets

Tangible Capital Assets have useful lives extending beyond the accounting period, are held for use in the production or supply of goods and services and are not intended for sale in the ordinary course of operations. Tangible capital assets are recorded at net historical cost (or estimated cost when the actual cost is unknown) and include all costs directly attributable to the acquisition, construction, development and installation of the tangible capital asset, except interest. Tangible Capital Assets include land, buildings, major equipment, computer equipment and software, vehicles, ferries, roads, highways, and bridges. Tangible capital assets do not include intangibles or assets acquired by right, such as forests, water and mineral resources or works of art and historical treasures.

Inventories of Supplies are held for consumption or use by the Province in the course of its operations. All entities, with the exception of the Consolidated Fund which continues to expense Inventories of Supplies in the year purchased, record inventory at the lower of cost and net realizable value.

Prepaid Expenses are cash disbursements for goods or services, other than Tangible Capital Assets and Inventories of Supplies, of which some or all will provide economic benefits in one or more future periods. The prepaid amount is recognized as an expense in the year the good or service is used or consumed.

Province of Nova Scotia - Public Accounts	30

Accumulated Deficits

Accumulated Deficits represents the direct liabilities of the Province less financial assets, non-financial assets and unamortized foreign exchange translation gains and losses and premiums and discounts on outstanding debenture issues. This represents the accumulated balance of net deficits arising from the operations of the Province.

d)	Measurement Uncertainty

Uncertainty in the determination of the amount at which an item is recorded in the financial statements is known as measurement uncertainty. Uncertainty exists whenever estimates are used because it is reasonably possible that there could be a material difference between the recognized amount and another reasonably possible amount.

Measurement uncertainty exists in these financial statements in the accruals for such items as pension, retirement and other obligations, environmental remediation obligations and federal source revenues. The nature of the uncertainty in the accruals for pension, retirement and other obligations arises because actual results may differ significantly from the Province’s various assumptions about plan members and economic conditions in the marketplace. Uncertainty exists for environmental remediation obligations because the actual extent of remediation activities required may differ significantly based on the actual extent of site contamination and the chosen remediation process. Uncertainty related to Sales and Income Taxes, Federal Equalization payments and CHST arises because of the possible differences between the estimated and actual economic growth assumptions used in statistical models by the Province to accrue these revenues.

2.	ACCOUNTING CHANGES

Certain accounting policy changes and corrections were made during the year which have increased (decreased) the Provincial Surplus, on an expense basis, Net Direct Debt and Accumulated Deficits as follows ($ millions):

	2002-03			2001-02

		Net		Provincial	Net
	Provincial	Direct	Accumulated	Surplus,	Direct	Accumulated
	Surplus, on	Debt	Deficits	on an	Debt	Deficits
Accounting Changes	an expense	(April 1,	(April 1,	expense	(April 1,	(April 1,
($ millions)	basis	2002)	2002)	basis	2001)	2001)

a) Pension Plan Assets	$56.7	$153.8	$153.8	$(71.1)	$82.7	$82.7
b) Valuation Allowance	130.2	(70.3)	(70.3)	256.9	186.6	186.6
c) Other Benefit Plans	(34.3)	493.0	493.0	(29.5)	463.5	463.5
d) Inventories of Supplies	0.2	—	(15.5)	0.8	—	(14.7)
e) Prepaid Expenses	—	8.9	—	—	6.3	—
f) Special Purpose Funds	1.6	(5.0)	(5.0)	(0.6)	(5.6)	(5.6)
g) Nova Scotia Health Research Foundation	—	(2.9)	(2.9)	0.4	(2.5)	(2.5)
h) Infrastructure Funding	(1.7)	(10.6)	(10.6)	10.6	—	—

Total effect of Accounting Changes	$152.7	$566.9	$542.5	$167.5	$731.0	$710.0

Province of Nova Scotia - Public Accounts	31

a)	Pension Plan Assets

A policy change was made to record pension fund assets at market related value rather than at fair market value at the end of each fiscal year. The market related values are determined in a rational and systematic manner so as to recognize asset market value gains and losses over a five year period.

b)	Valuation Allowance

To become compliant with generally accepted accounting principles, the Province implemented a valuation allowance for the accounting treatment of funded plans in a surplus position. This applies to the Public Service Superannuation Plan. Previously, the Province recognized 50% of the surplus and 50% of the related expense. With the accounting policy change, the carrying value of the surplus is reduced by the amount of the valuation allowance, and the change in valuation allowance is recognized in the current year expense.

c)	Other Benefit Plans

A policy change was made to record the retirement health benefits provided to pensioners, to comply with recent CICA and PSAB changes. Benefits and interest on the obligation are recognized as earned. Experience gains and losses are amortized over the estimated average remaining service life. Previously, the Province recorded its share of premiums as expenses, and included the obligation as a commitment.

d)	Inventories of Supplies

A policy change was made during the year to recognize inventory held for consumption or use by the Province in the course of its operations, with the exception of Inventories of Supplies held by the Consolidated Fund. In the prior year Inventories of Supplies were expensed in the year purchased. The Consolidated Fund is in the process of implementing an inventory system which will enable it to track and recognize Inventories of Supplies in the financial statements in the near term.

e)	Prepaid Expenses

A policy change was made during the year to reclassify Prepaid Expenses from Accounts Receivable and Advances to a separate caption on the Statement of Financial Position.

f)	Special Purpose Funds

During the year an evaluation was performed using the evolving PSAB recommendations on indicators to assess in determining whether an entity is part of Government Reporting Entity. As a result of this evaluation, twenty special purpose funds where added to the Province’s Government Reporting Entity.

g)	Nova Scotia Health Research Foundation

During the year corrections were made by the Nova Scotia Health Research Foundation for unrecorded revenue of $2.5 million for 2000-01 and overstated accounts payable and accrued liabilities of $0.4 million for 2001-02. The corrections were adjusted on a retroactive basis.

h)	Infrastructure funding

During the year corrections were made to the method of determining funding receivable or payable for infrastructure payments. Amounts recognized in the financial statements are based on actual work completed to date versus total approved project costs.

3.	UNUSUAL ITEMS

The Unusual Items disclosed on the Statement of Operations represent accounting provisions established or adjusted for the sale of certain assets from discontinued operations and infrequent events or transactions not in the normal course of activities of the Province.

Province of Nova Scotia - Public Accounts	32

The provisions are comprised of the following :

	2003	2002
	($ millions)
Nova Scotia Resources Limited
Proceeds on sale of assets	$3.3	$22.5
Net book value of assets	(3.4)	7.1
Interest and revenue adjustments	0.8	0.2
Costs related to sale	(0.5)	1.0
Other earnings (loss) on operations	(0.3)	—
Forfeiture of deposit on share sale agreement	1.4	—

	1.3	30.8

Nova Scotia Innovation Corporation	(0.4)	—
Loss on non-controlling interest of a subsidiary	—	0.2

Gain on disposal of assets	(0.4)	0.2

Total Unusual Items - Net Gain	$0.9	$31.0

Nova Scotia Resources Limited (NSRL)

Most of the Company’s assets were sold during 2000-01 for proceeds of $355 million. The Company continues to sell less significant assets. The gain (loss) from the sale of assets of NSRL, net of related costs, is included as an Unusual Item on the Statement of Operations for purposes of the 2001-02 and 2002-03 financial statements. Also included as an Unusual Item in 2002-03 is $ 1.4 million in deposits relating to sale agreements for the shares of NSRL. The buyer did not close the sale agreements, therefore entitling the Province to retain the deposits.

During the year, the Province continued its search for potential buyers of the shares or assets of NSRL. See Note 13 Subsequent Events for related information.

Nova Scotia Innovation Corporation

During the year, the Company increased its ownership in The Decision Point from 80% to 86%. As a result of changes in the capital structure of this subsidiary, a new shareholders’ agreement was signed which does not require a guarantee or obligation from the non-controlling shareholders for their share of losses incurred by this subsidiary. Accordingly, the portion of accumulated losses attributable to the non-controlling interest to the date of the new shareholders’ agreement has been written off by the Company and reported as an Unusual Item in the Statement of Operations.

In 2001-02 the Company disposed of its Environmental Simulation Lab division and the assets of its wholly owned subsidiary, Nova Magnetics Limited. The total net gain on these discontinued operations is included as an Unusual Item in the Statement of Operations for purposes of the 2001-02 financial statements.

4.	RESTRICTED CASH AND SHORT-TERM INVESTMENTS

As at March 31, 2003, restricted cash and short-term investments of $60.7 million ($46.5 million as at March 31, 2002) have been designated for restricted purposes by parties external to the Province. Restricted cash includes $31.9 million for future housing expenditures from the Nova Scotia Housing Development Corporation; $11.1 million for gas market development from the Nova Scotia Gas Market Development Agreement; and $17.7 million restricted for various other purposes.

Province of Nova Scotia - Public Accounts	33

5.	DERIVATIVE FINANCIAL INSTRUMENTS

The Province is a party to financial instruments with off-balance sheet risk, either to hedge against the risks associated with fluctuations in foreign currency exchange rates or to manage risks associated with interest rate fluctuations. Foreign currency contracts are used to convert the liability for foreign currency borrowing and associated costs into Canadian or US dollars. Interest rate contracts are used to vary the amounts and periods for which interest rates on borrowings are fixed or floating. Foreign exchange contracts include forward and future contracts, swap agreements and options. Interest rate contracts include forward rate agreements, future contracts, swap agreements and options on swaps, and deferred rate setting agreements.

The Province’s credit policy is that it only executes derivative transactions with well rated counter parties. All counter parties are rated equal to or better than the Province.

The Province has executed the following swap contracts/forward agreements to convert certain interest payments from a fixed to floating, floating to fixed, floating to floating or fixed to fixed basis for the fiscal year ended March 31, 2003:

# of		Notional	Term	Mark to
Swaps	Currency	Principal	Remaining	Market *

		($ thousands)	(years)	($ millions)
116	CDN$	1,708,349	1 to 21	-21.6
12	US$	1,332,597	1 to 19	200.4
3	UK	143,250	1	5
2	Euro	90,000	5 to 7	13.6
4	Yen	50,000,000	1	10.4

*     Mark to Market is an indication of the swap’s market value as at March 31, 2003. This represents the estimated realizable gain and is equivalent to the present value of future interest savings based on market conditions as at March 31, 2003. The mark to market values of the currency swaps are reflected in the amounts shown under interest rate swaps.

The Province has also executed several currency swap contracts /forward agreements to convert foreign denominated debt into Canadian or US denominated debt as follows:

Termination	Original	Original	Current	Current
Date	Currency	Principal	Currency	Principal

		($ thousands)		($ thousands)
SWAPS:
April 19, 2004	UK	60,000	US$	98,736
April 30, 2004	UK	23,250	US$	38,261
February 27, 2012	US$	500,000	CDN$	795,000
March 15, 2016	US$	150,000	CDN$	205,725
March 1, 2020	US$	300,000	CDN$	409,200
April 1, 2022	US$	182,597	CDN$	247,967
December 28, 2007	Euro	40,000	CDN$	56,120
February 24, 2010	Euro	50,000	CDN$	72,235
FORWARDS:
April 25,2004	YEN	10,000,000	CDN$	133,923
April 25, 2004	YEN	10,000,000	CDN$	133,958
April 25, 2004	YEN	15,000,000	CDN$	201,072
April 25, 2004	YEN	15,000,000	CDN$	199,442

Province of Nova Scotia - Public Accounts	34

The Province has entered 17 forward agreements to convert future interest payments on foreign debt into Canadian dollars as follows:

Termination	Original	Original	Current	Current
Date	Currency	Principal	Currency	Principal

		($ thousands)		($ thousands)
May 1, 2003 to
November 17, 2003	US$	83,130	CDN$	125,708

6.	PENSION, RETIREMENT AND OTHER OBLIGATIONS

a)	Description of Obligations

The Province offers a variety of pension, other retirement, post-employment and special termination benefits. The Province is responsible for adequately funding the plans. Except as otherwise noted, the cost of benefits are recognized in the periods the employee provides service. For benefits that do not vest or accumulate, a liability is recognized when an event that obligates the Province to pay benefits occurs. The significant plans are detailed as follows:

i)	Pension Benefit Plans

The Province has two main funded pension plans, the Public Service Superannuation Plan (PSSP) and the Nova Scotia Teachers’ Pension Plan (TPP). Both plans are defined benefit plans, with plan assets primarily composed of Canadian and foreign equities, government and corporate bonds, debentures and secured mortgages. The plans are jointly funded with contributions from employees being matched by the Province. Benefits paid upon retirement are based on the employee’s length of service, rate of pay and inflation adjustments.

The Province also has several unfunded defined pension plans. The majority of these plans do not require contributions from employees. Benefits paid upon retirement are based on the employee’s length of service, rate of pay and inflation adjustments.

ii)	Other Retirement Benefit Plans

The Province offers two significant other defined benefit retirement plans namely; Public Service Awards and other retirement allowance arrangements, as well as retirement health plan benefits. These plans are not funded. Benefits paid upon retirement for Public Service Awards and other retirement allowances are based on the employee’s length of service and rate of pay. Health plan benefits vary depending on the collective agreements negotiated with each group. The Province pays 65% and 100% of the cost of health plan benefits for the PSSP and TPP retirees respectively.

iii)	Post-Employment Benefits

The Province offers two significant post-employment benefit plans: Self-Insured Workers’ Compensation (WC) and Long-Term Disability (LTD).

Any approved claims from injured workers are paid by the Province for WC benefits. The amount recorded in these financial statements represents the actuarial estimate of future payments based on claims ongoing at year end.

The Province participates with the Nova Scotia Government Employees Union in the administration of the Nova Scotia Public Service Long-Term Disability Plan Trust Fund. The Fund provides benefits to those workers approved for long-term disability leave. Other LTD plans are accounted for on the cash basis and are not yet actuarially valued.

Province of Nova Scotia - Public Accounts	35

iv)	Special Termination Benefits

The Province has offered early retirement incentive programs to members of the PSSP and TPP at various times commencing in 1986 and 1994 respectively. Qualified members were offered additional years of pensionable service if they elected to retire. The cost of these benefits are accrued in the year the employee accepts the early retirement option. Funding of these benefits comes from ongoing operations and not pension plan assets.

b)	Summary of Activity in Benefit Plans

	Pension Benefits		Other Benefits

	2003	2002	2003	2002

Projected benefit obligation, beginning of year	$7,041,969	$6,291,001	$1,039,912	$1,131,445
Current benefit cost	168,072	156,671	27,830	28,221
Interest cost	561,293	537,791	63,879	69,823
Actuarial (gains) losses	56,646	461,841	61,346	(82,619)
Benefit payments	(423,829)	(409,554)	(70,099)	(106,958)
Employee contributions	3,741	2,980	—	—
Plan amendment	—	1,239	—	—

Projected benefit obligation, end of year	7,407,892	7,041,969	1,122,868	1,039,912

Market related value of plan assets, beginning of year (Market Value - $6.6 billion; 2002 - $ 6.6 billion)	6,978,870	6,589,687	—	—
Expected return on plan assets	560,023	528,724	—	—
Actuarial gains (losses)	(349,895)	50,690	—	—
Benefit payments	(423,829)	(409,554)	(70,099)	(106,958)
Employer contribution	135,661	125,120	70,099	106,958
Employee contributions	98,164	94,203	—	—

Market related value of plan assets, end of year (Market Value - $5.78 billion; 2002 - $6.6 billion)	6,998,994	6,978,870	—	—

Funded status, end of year	(408,898)	(63,099)	(1,122,868)	(1,039,912)
Unamortized net actuarial (gains) losses	209,386	(205,665)	(4,580)	(51,247)
Valuation allowance	—	(132,169)	—	—

Accrued benefit asset (liability), end of year	($199,512)	($400,933)	($1,127,448)	($1,091,159)

The PSSP, which is included in Pension Benefits, has plans assets for accounting purposes that exceed the projected benefit obligations at March 31, 2003. The projected benefit obligations were $3.0 billion (2002 - $2.8 billion) and market related value of plan assets was $3.1 billion (2002 - $3.1 billion). The remaining benefit plans have projected benefit obligations in excess of plan assets for accounting purposes or are unfunded.

The net unamortized actuarial gains (losses) will be amortized on a straight-line basis over the expected average remaining service life (EARSL) of the related employee groups ranging from 6 years to 15 years (weighted-average EARSL is 14 years).

Province of Nova Scotia - Public Accounts	36

c)	Actuarial Assumptions

The table below shows significant weighted-average assumptions used to measure pension and other benefit plan obligations.

	Pension Benefits		Other Benefits

	2003	2002	2003	2002

Long-term inflation rates	3.0%	3.0%	3.0%	3.0%
Expected real rate of return on plan assets	5.0%	5.0%	—	—
Rate of compensation increase	3.5% to 6.0%+	3.5% to 6.0%+	3.5% to 6.0%+	3.5% to 6.0% +
	merit	merit	merit	merit
Discount rate	8.15%	8.15%	6.17%	7.05%

Other assumptions used were:

11 % annual rate increase in the cost per person of covered healthcare benefits for 2003, decreasing at 1 % per annum to an ultimate rate of 5.0% per annum

The most recent actuarial valuations performed for most of the benefit plans was at December 31, 2001 with the exception of certain other retirement benefit plans which were performed on December 31, 2002 and the post-employment benefit plans which are performed annually at March 31.

d)	Net Benefit Plans (Recovery) Expense

The table below shows the components of the net benefit plans expense (recovery).

	Pension Benefits		Other Benefits

	2003	2002	2003	2002

Current benefit cost	$168,072	$156,671	$27,830	$28,221
Employee contributions	(94,423)	(91,223)	—	—
Expected return on plan assets	(560,023)	(528,724)	—	—
Plan amendments	—	1,239	—	—
Amortization of net actuarial (gains) losses	(8,150)	(39,712)	8,821	(10,352)
Decrease in valuation allowance	(132,169)	(162,464)	—	—
Interest Cost	561,293	537,791	63,879	69,823

Net benefit plans (recovery) expense	($65,400)	($126,422)	$100,530	$87,692

Province of Nova Scotia - Public Accounts	37

7.	TRUST FUNDS UNDER ADMINISTRATION

Trust funds assets administered by the Province (before giving consideration to actuarial adjustments) are:

	2003	2002
		(as restated)
	($thousands)
Public Service Superannuation Fund (1)	$2,555,530	$2,947,041
Nova Scotia Teachers’ Pension Fund (1), (4)	3,350,712	3,598,718
Workers’ Compensation Board (1), (4)	780,802	729,641
Sydney Steel Corporation Superannuation Plan (1), (2)	16,858	39,323
Nova Scotia Public Service Long Term Disability Plan (1), (4)	27,602	28,271
Nova Scotia Credit Union Deposit Insurance Corporation (1), (4)	12,152	11,088
Public Trustee (1)	24,283	23,302
Miscellaneous Trusts (3)	36,495	33,842

	$6,804,434	$7,411,226

(1)	See Public Accounts Volume II for full financial statements of these funds.

(2)	Administration of the assets of Sydney Steel Corporation Superannuation Fund was assumed during fiscal 2000-2001.

(3)	Miscellaneous trusts include a large number of relatively small funds.

(4)	These represent trusts with December 31 year ends. Trust assets balances at March 31 did not differ significantly.

8.	FEDERAL TAX COLLECTION AGREEMENT ERROR

In early 2002, the Canada Customs and Revenue Agency (CCRA) disclosed that it had recently discovered that provincial Personal Income Tax (PIT) payments to provinces that are members of the Tax Collection Agreements had been overpaid for several years. The overpayments were a result of an error in the payments recording processes at CCRA in which the capital gains refunds to mutual fund trusts were not deducted from provincial payments. This overstated the payments to provinces that had mutual fund trust amounts allocated to them. For Nova Scotia, the overpaid amounts were relatively minor. However, for some provinces with large mutual fund trust bases, the overpayments were substantial.

Provincial PIT overpayments could have potentially impacted the provinces’ results in prior years through federal transfer payments because PIT is one of 33 tax bases used to determine Equalization payments. However, the federal government has opted to protect equalization receiving provinces from any negative impacts resulting from the recovery of overpayments in an effort to provide comparable benefits to the provinces that received the overpayments. The federal government will change the measurement of fiscal capacity in the Equalization Program to accurately reflect the correction of the error. This change was in place in 2001 -02 and the Province had recognized the potential liability through a negative $35 million adjustment for the impact on Equalization.

Further information surrounding the federal treatment of this error has eliminated this risk associated with this error. Therefore, the $35 million adjustment set up in 2001-02 has been reversed in 2002-03.

Province of Nova Scotia - Public Accounts	38

9.      NET EXPENSES BY OBJECT

	2003	2002
		(as restated)
	($ thousands)
Grant and Subsidies	$1,916,469	$1,852,586
Salaries and Employee Benefits	2,023,069	1,905,343
Operating Goods and Services	1,261,776	1,167,986
Professional Services	185,733	173,729
Amortization and Social Housing Adjustment	191,189	177,390
Debt Servicing Costs	1,079,624	1,198,250
Other	3,510	7,729
Less: Chargeables	(375,495)	(312,656)
Less: Recoveries	(305,184)	(300,754)

Total Net Expenses	$5,980,691	$5,869,603

10.      DEBT SERVICING COSTS

	2003	2002
		(as restated)
	($ thousands)
CDN$ Denominated Debt	$698,597	$685,692
US$ Denominated Debt	225,076	271,914
Other Foreign Currency Denominated Debt	33,331	31,411
Pension Liabilities	65,149	77,722
Capital Leases	28,678	27,935
Other Debt	37,262	53,460
Premium / Discount Amortization	(3,478)	(6,237)
Foreign Exchange	(6,242)	55,355
Miscellaneous	1,251	999

Total Debt Servicing Costs	$1,079,624	$1,198,251

Debt servicing costs for Government Business Enterprises was $26.8 million for the year ended March 31, 2003 ($29.0 million for the year ended March 31, 2002).

11.      CASH FLOW - NET CHANGE IN OTHER ITEMS

	2003	2002
		(as restated)
	($ thousands)
Change in Receivables from Government Business Enterprises	$8,832	$(2,834)
Change in Receivables and Advances	(8,955)	570,869
Change in Accounts Payable and Other Short-term Borrowings	157,680	(998,060)
Change in Inventory for Resale	(173)	(971)
Change in Inventory of Supplies	(259)	—
Change in Deferred Revenue	6,923	4,587
Change in Accrued Interest	(23,273)	4,433
Change in Pension, Retirement and Other Obligations	(165,133)	(270,033)

Total Net Change in Other Items	$(24,358)	$(692,009)

Province of Nova Scotia - Public Accounts	39

12.	CONTINGENCIES AND COMMITMENTS

a)	Contingent Liabilities

     i) Environmental Sites

Various provincially owned sites throughout the Province are considered environmental or contaminated sites. Studies are ongoing to assess the nature and extent of the damage and to develop a remediation plan. With the exception of sites noted in the following paragraph, remediation costs for these sites are not determinable as at March 31, 2003 and no further provisions for these costs have been recorded in these financial statements.

Engineering and environmental studies have generated initial estimates for the cost of remediation of the Sydney Steel Corporation and adjacent sites as well as the Sydney Tar Ponds site. As a result, the Province recorded liabilities of $250.0 million and $68.5 million respectively, in 1999-2000 for environmental site clean up. Of these provisions, $230.2 million (2001-02 - $245.5 million) and $50.0 million (2001-02 - $53.5 million), respectively, remain unspent.

     ii) Lawsuits

The Province’s losses for any lawsuits pending cannot be determined due to uncertainty of the trial outcomes.

     iii) Other Contingent Liabilities

The Province also has contingent liabilities in the form of indemnities. The Province’s potential liability, if any, cannot be determined at this time.

b)	Contingent Gains

The Province of Nova Scotia may receive funds in the future from recoveries of various types of claims paid out and other agreements pending the occurrence of certain events. Recoveries are recorded in the year the contingent events occur.

c)	Commitments

     i) Commitments

Commitments total $403.2 million; comprised of $2 80.1 million for Consolidated Fund, $ 118.6 million for other Governmental Units and $4.5 million for Government Business Enterprises. Included are commitments of $76.1 million by Nova Scotia Business Incorporated for projects approved under its various programs and $66.8 million by the Department of Health for information technology and new facilities. Also included is $49.1 million by the Department of Service Nova Scotia and Municipal Relations for the Canada-NS Infrastructure Program Agreement.

In addition to the commitments noted above, in 1992 the Department of Justice entered into a 20-year contract with the RCMP for policing services, including services paid by the municipalities under the Service Exchange Agreement. Costs are negotiated each year based on required policing services. The net estimated expense for the Province for 2003-04 is $16.7 million.

Province of Nova Scotia - Public Accounts	40

     ii) Leases

As at March 31, 2003, the Province was committed under various operating leases. Future minimum annual lease payments are as follows:

Lease
Fiscal Year	Payments
($ thousands)
2003 - 2004	$42,353
2004 - 2005	34,535
2005 - 2006	27,987
2006 - 2007	23,224
2007 - 2008	17,891
2009 - 2013	23,744
2014 - 2018	15,760
2019 - 2023	5,374

$190,868

13.	SUBSEQUENT EVENTS

a)	Income Tax Rate Reduction

The Financial Measures (2003) Act, receiving Royal Assent on May 22,2003, provides for an immediate one-time taxpayer refund of $69.4 million and a 10% income tax rate reduction commencing January 1,2004. The income tax rate reduction is estimated to reduce personal income tax revenues by $36.7 million in 2003-04 and $147 million per year thereafter.

b)	Disposal of Assets Held for Sale

On May 14, 2003 the Province announced it had accepted two cash bids totaling $5.8 million for the sale of the remaining assets of Nova Scotia Resources Limited to Pengrowth Corporation and Shell Canada Limited. Pengrowth purchased NSRL’s interests in all significant discovery licenses, except one, for consideration of $4.5 million and a 10% net profits interest to the Province. Shell Canada purchased NSRL’s interest in the remaining license, covering Deep Cohasset, for consideration of $1.3 million. The Pengrowth and Shell Canada purchase and sale agreements closed on June 27, 2003 and July 29, 2003, respectively.

On October 23, 2003 the Province sold its shares in Nova Scotia Resources Limited for $1.6 million. The gain on disposal of these assets will be recognized in 2003-04.

c)	Hurricane Juan

The Province of Nova Scotia sustained significant damage as a result of Hurricane Juan making landfall on September 29, 2003. The Province has announced a Disaster Financial Assistance Arrangement for municipalities, individuals and small businesses who incurred uninsurable losses from the effects of Hurricane Juan. The cost of this arrangement and other hurricane related repairs to property owned by the Province are not presently known.

d)	Sinking Fund Instalments

Effective April 1, 2003, the Province will make Sinking Fund instalments only in accordance with bond covenants.

Province of Nova Scotia - Public Accounts	41

14.	COMPARATIVE FIGURES

To conform with the current year’s presentation, certain comparative figures for the prior year have been restated as follows:

a)	Accounting Changes

As described in Note 2, there have been some retroactive restatements of figures in accordance with the newly adopted accounting policies and corrections.

b)	Presentation

Certain of the prior year’s numbers have been restated to conform to the presentation format adopted in the current year.

15.	RELATED PARTY TRANSACTIONS

Included in these consolidated financial statements are immaterial transactions with various provincial crown corporations, agencies, boards and commissions. Significant related party transactions have been offset and eliminated for purposes of consolidated reporting. Parties are deemed to be related to the Consolidated Fund due to common control or ownership by the Province of Nova Scotia.

The most significant unadjusted related party transactions are described in Schedule 4 - Government Business Enterprises.

Province of Nova Scotia - Public Accounts	42